Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-192635, 333-216365, 333-236607, 333-266498 and 333-272695) on Form S-8 and the Registration Statement (No. 333-270030) on Form S-3 of Xencor, Inc. of our report dated February 26, 2025, relating to the consolidated financial statements, of Xencor, Inc., as of December 31, 2024 and for each of the two years then ended, appearing in this Annual Report on Form 10-K of Xencor, Inc. for the year ended December 31, 2025.
As disclosed in Note 14 to the 2025 financial statements, the financial statements for the years ended December 31, 2024 and 2023, have been retrospectively adjusted to apply changes in segment reporting and related information. We have not audited the adjustments to the 2025 financial statements for the years ended December 31, 2024 and 2023, to retrospectively adjust for changes in disclosures to segment reporting, as disclosed in Note 14.

/s/ RSM US LLP

Los Angeles, CA
February 25, 2026